Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Schedule 13G filed herewith and any amendments thereto (collectively, the “Schedule 13G”), relating to Class A Common Stock, $0.0001 par value per share of CompoSecure, Inc., a Delaware corporation, is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1under the Securities Exchange Act of 1934, as amended, on behalf of each of the undersigned.

Each of the undersigned is only responsible for the timely filing of the Schedule 13G and the completeness and accuracy of the information concerning such person therein. None of the undersigned is responsible for the completeness or accuracy of the information concerning the other undersigned except to the extent that the undersigned knows or has reason to know that the information included is incorrect.

This Agreement may be executed in counterparts and each of such counterparts taken together shall constitute one and the same instrument.

Dated this 9th day of May 2023

/s/ Parsa Kiai
Parsa Kiai

Steamboat Capital Partners, LLC

By:	/s/ Parsa Kiai, Managing Member